Exhibit 10.1

BSB BANCORP, INC.

PHANTOM STOCK AGREEMENT

THIS AGREEMENT is made by and between BSB BANCORP, INC., a Maryland corporation (the “Company”), and M. PATRICIA BRUSCH (the “Director”).

COMMITMENTS

To encourage the Director to remain a member of the Company’s Board of Directors (“Board”) and provide the Director with a benefit which is intended to replicate the benefit of members of the Board who received grants of restricted stock under the BSB Bancorp, Inc. 2017 Equity Incentive Plan, the Company is willing to provide an opportunity to the Director to receive the value of Phantom Stock of the Company. According to the terms of this Agreement, the Company hereby provides a one-time Phantom Stock Allocation to the Director as of September 12, 2018 (the “Date of Grant”). By accepting this Phantom Stock Agreement, the Director hereby agrees that upon receiving each cash payment provided hereunder upon the vesting of the Phantom Shares (including cash payments relating to Dividend Equivalent Rights), the Director will, except following a Change in Control, immediately apply the net after-tax portion of such payment towards the purchase of shares of the Company’s Common Stock. Failure of the Director to apply the net after-tax proceeds to the purchase of the Company’s Common Stock in open market purchases within the later of (i) ten (10) business days after such distribution or (ii) the fifth (5th) business day following the date on which Company insiders are no longer in “black-out” under the securities laws, will result in the forfeiture of the remaining unvested shares of Phantom Stock.

In accordance with the foregoing, the Director and the Company further agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified below:

1.1 “Account Balance” means the number of Shares of Phantom Stock in the Director’s Phantom Stock Account at any given point in time.

1.2 “Bank” means Belmont Savings Bank, the wholly-owned subsidiary of the Company.

1.3 “Cause” shall be deemed to exist if the Director: (i) engages in unethical or unprofessional conduct (including, but not limited to sexual harassment or illegal discrimination) in connection with the Director’s Service or engages in willful malfeasance or misfeasance toward the Company or the Bank or any customer or client of the Company or the Bank; (ii) engages in an act or acts of dishonesty intended to result in enrichment or advantage to the Director or third party at the expense of the Company or the Bank or through the use of the

Company or the Bank’s assets (including proprietary or confidential information); (iii) engages in activities or omissions injurious to the good name or reputation of the Company or the Bank; (iv) is grossly negligent in the execution of, or willfully fails to carry out the Director’s duties: (v) is convicted or enters a plea of guilty or nolo contendere to a crime involving moral turpitude or a crime providing for a term of imprisonment; (vi) is suspended or removed from office and/or prohibited from participating in the conduct of the Company or the Bank’s affairs by a notice served under Section 8(e) (12 U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the Federal Deposit Insurance Act, as amended; (vii) engages in conduct determined by governmental entities having regulatory authority with respect to the Company or the Bank to be subject to sanction under any other provision of Section 8 of the Federal Deposit Insurance Act, as amended (12 U.S.C. Section 1818, et. seq.); (viii) abuses alcohol or any controlled substance in a manner that affects the Director’s performance or abilities, whether or not such act constitutes a crime; or (ix) enters into an arrangement and/or agreement with or becomes a member, shareholder, employee, officer or director of or joint-venturer with any person or entity that provides services substantially similar to those provided by the Company or the Bank. For this purpose, no act or failure to act, on the part of a Director shall be deemed “willful” unless done, or omitted to be done, by the Director not in good faith and without reasonable belief that the Director’s action or omission was in the best interests of the Company or the Bank.

1.4 “Change in Control” shall mean the consummation by the Company or the Bank, in a single transaction or series of related transactions, of any of the following:

(a) Merger: The Company or the Bank merges into or consolidates with another entity, or another bank or corporation merges into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(b) Acquisition of Significant Share Ownership: A person, or persons acting in concert, has or have become the beneficial owner of more than 25% of the Company’s Common Stock;

(c) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period or and each director who is appointed as a director as a result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation shall be deemed to have also been a director at the beginning of such period; or

(d) Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the then outstanding Common Stock as a result of a change in the number of shares of Common Stock then outstanding, which thereby increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Common Stock which increases the percentage of the then outstanding Common Stock beneficially owned by the Subject Person, then a Change in Control shall occur. In the event that this grant of Phantom Stock constitutes “Deferred Compensation” for purposes of Code Section 409A, and the settlement of, or distribution of benefits under, the grant is to be triggered by a Change in Control, then with respect to the grant, a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of such transaction.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Common Stock” means the common stock of the Company, par value $0.01.

1.7 “Dividend Equivalent Right” means the right, appurtenant to each share of Phantom Stock, to receive an amount equal in value to any dividends declared on a share of the Common Stock.

1.8 “Disability” shall be defined in accordance with the Company’s or the Bank’s long-term disability plan or as “Disability” within the meaning of the Social Security Administration rules and regulations. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a Disability has occurred within the parameters set forth herein.

1.9 “Involuntary Termination of Service” means the Termination of Service of the Director by the Company (an involuntary termination of service shall not be deemed to have occurred as the result of the failure to re-nominate the Director for election by the stockholders of the Company and the Bank) or by an acquirer of the Company through or as the result of a merger or otherwise (other than termination for Cause)

1.10 “Phantom Stock” means a hypothetical share of the Company’s Common Stock, the value of which is equivalent to a share of such Common Stock. Phantom Stock is used solely as a measurement tool; no Common Stock will be purchased, sold, registered, or issued in connection with this Agreement. The Director will only be entitled to a cash payment upon the vesting of the shares of Phantom Stock. The Director will not receive any Common Stock or stock rights by virtue of this Agreement.

1.11 “Phantom Stock Account” has the meaning ascribed to it in Article 2.

1.12 “Service” means service as a non-employee Director of the Company or the Bank, or any successor to either, and shall include service as a director emeritus or advisory director. Service shall not be deemed interrupted in the case of sick leave, military leave or any other absence approved by the Company or the Bank, or a successor.

1.13 “Termination of Service” means the first day occurring on or after the Date of Grant on which the Director ceases to be a Director of, or service provider to, the Company, the Bank or any successor, regardless of the reason for such cessation, subject to the following:

(i) Except to the extent Section 409A of the Code may be applicable to an Award, and subject to the foregoing paragraphs of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. In the event that any Award under the Plan constitutes deferred compensation within the meaning of Code Section 409A, the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii).

(ii) cessation of Service as a Director will not be deemed to have occurred if the Director continues as a director emeritus or advisory director.

1.14 “Vesting Date” means September 12 of each calendar year beginning September 12, 2019 and continuing through September 12, 2028.

Article 2

Phantom Stock Allocation

The Director’s Phantom Stock Account (“Phantom Stock Account”) shall be established with a one-time allocation of 6,495 shares of Phantom Stock as of the Date of Grant.

Article 3

Phantom Stock Account

3.1 Establishing and Crediting. The Company shall establish an account with respect to the Phantom Stock Account on its books. In the event the Company pays a dividend with respect to its Common Stock, the Company shall credit Dividend Equivalent Rights to the Director’s account by multiplying the number of shares of Phantom Stock in the Phantom Stock Account by the per share dividend amount. Any Dividend Equivalent Rights so credited with respect to a share of Phantom Stock shall be liquidated and distributed to the Director on the date and at the time that the underlying shares of Phantom Stock vest in the Director and the cash equivalent of the Phantom Stock is distributed to the Director.

3.2 Accounting Device Only. The Phantom Stock Account is solely a device for measuring amounts to be paid under this Agreement. The Phantom Stock Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the Company’s mere promise to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4

Vesting of Phantom Stock and Payment

4.1 Vesting of Phantom Stock. Except as otherwise provided in this Agreement, the Phantom Stock shall vest in accordance with the vesting schedule specified herein.

The Phantom Stock will vest at the rate of approximately 10% on each Vesting Date, as follows: the Director will vest in 650 shares on each of the first five Vesting Dates and in 649 shares on each of the next five Vesting Dates.

Vesting will automatically accelerate in the event of the Director’s death or Disability or the Involuntary Termination of Service of the Director occurring at or following a Change in Control.

4.2 Payment of Vested Phantom Stock. The value of the applicable vested shares of Phantom Stock shall be paid, in cash, to the Director within ten (10) days of each Vesting Date. In addition, if any Dividend Equivalent Rights have been accrued on the shares of Phantom Stock, the value of such Dividend Equivalent Rights shall also be distributed at the same time as the value is distributed on the vested Phantom Stock. Once the value of any vested shares of Phantom Stock and, if applicable, Dividend Equivalent Rights has been paid to the Director, those shares and rights shall be deemed to have been distributed from the Phantom Stock Account. The value of the Phantom Stock shall be based on the closing sales price of a share of Common Stock on the applicable Vesting Date.

Article 5

Beneficiaries

5.1 Beneficiary Designations. The Director may designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received by the Company during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

5.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 6

General Limitations

6.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.

6.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Director’s Service for Cause.

6.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 7

Claims and Review Procedures

7.1 Claims Procedure. A Director or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

7.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

7.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

7.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

7.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

7.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based; and

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

7.2.6. Final Decision Binding. The final decision of the Company as the result of the foregoing shall be binding on the Director.

Article 8

Amendments and Termination

8.1 Amendment. This Agreement may be amended only by a written agreement signed by the Company and the Director.

8.2 Termination. Subject to the requirements of Code Section 409A, if any, in the event of complete termination of the Agreement, the Agreement shall cease to operate and the Company shall pay out to the Director the Phantom Stock Account as if the Director had terminated service as of the effective date of the complete termination.

Article 9

Miscellaneous

9.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2 No Guarantee of Service. This Agreement is not a service policy or contract. It does not give the Director the right to remain a member of the Board of the Company, nor does it interfere with the Company’s right to discharge the Director. It also does not require the Director to remain a member of the Board nor interfere with the Director’s right to terminate service at any time.

9.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred (other than upon the death of the Director), assigned, pledged, attached or encumbered in any manner.

9.4 Reorganization. This Agreement shall be binding on any company or entity that shall acquire the Company by merger or consolidation. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

9.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

9.7 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of the Agreement;

(b) Establishing and revising the method of accounting for the Agreement;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

9.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.11 Construction. This Agreement is adopted following the enactment of Code Section 409A. The benefits payable hereunder are intended to be exempt from the provisions of Code Section 409A pursuant to the “short term deferral” exception set forth in Treasury Regulation Section 1.409A-1(b)(4).

[Signature Page Follows]

IN WITNESS WHEREOF, the Director and the Company have signed this Agreement as of the day and date first above written.

DIRECTOR:	BSB BANCORP, INC.

/s/M. Patricia Brusch	/s/Robert M. Mahoney
Director	President & Chief Executive Officer

BENEFICIARY DESIGNATION

BSB BANCORP, INC.

PHANTOM STOCK AGREEMENT

[ ] New	Designation
[ ] Change	in Designation

I,                                                                  , designate the following as beneficiary of benefits under the Agreement payable following my death:

Primary:
%
%

Contingent:
%
%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Company, which shall be effective only upon receipt and acknowledgment by the Company prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:
Signature:		Date:
M. Patricia Brusch

Received by the Company this                  day of                                     , 2018

By:

Title: